Exhibit 99.1

Adherex Comments on Remedial Delisting Review Initiated by the Toronto Stock Exchange

Research Triangle Park, NC, September 18, 2012 - Adherex Technologies Inc. (TSX:AHX, OTC: ADHXF), a biopharmaceutical company focused on the development of eniluracil and 5-fluorouracil, announced that the Toronto Stock Exchange (the "TSX") has informed Adherex that it is reviewing the eligibility for continued listing of Adherex's securities on the TSX. The remedial delisting review was initiated because the value of the shares of Adherex that are held by "public shareholders" has been below the $2 million threshold required under TSX Policy for a period of 30 consecutive trading days. Southpoint Capital LP ("Southpoint") holds approximately 11.1 million shares or approximately 44% of the outstanding common shares of Adherex. Under TSX policy, the value of shares held by Southpoint cannot be included when calculating the value of the shares held by "public shareholders". The Company has been granted up to 120 days to comply with all of the TSX requirements for continued listing.

Adherex intends to work closely with the TSX throughout the process to ensure that the best interests of all shareholders are respected. However, it is the intent of Adherex to maintain a listing for the Company's shares. There can be no assurance that the Company will be able to achieve compliance with the TSX's listing requirements within the required time frame. If the Company cannot satisfy the TSX that continued listing on the TSX is warranted, it will explore the possibility of an alternative listing.

Management is focused on completing its full enrollment of the Company's Phase II clinical trial with Eniluracil during the Company's fourth quarter of 2012. Final data from the trial is expected to be available during the second quarter of 2013. Adherex does not anticipate the need for further funding until the data from the Company's Phase II clinical trial with Eniluracil becomes available.

On September 11, 2012, the Company provided an overview of Adherex's operations and financial results. The audio portion of the presentation and the slides are available for replay at:

http://wsw.com/webcast/rrshq22/ahx.cn

The link to the audio replay and presentation slides are also be available on Adherex's website at http://www.adherex.com under the Investors & Media section.

Exhibit 99.1

About Adherex Technologies, Inc.

Adherex Technologies Inc. is a biopharmaceutical company focused on the development of Eniluracil plus 5-Fluorouracil (5-FU) and Leucovorin. The Company is in the process of completing enrollment in the Company’s on-going Phase 2 clinical trial for Metastatic Breast Cancer. The Company's website may be accessed at http://www.adherex.com.

Safe Harbor and Fair Disclosure Statement

Except for historical information described in this press release, all other statements are forward-looking. In particular, this press release contains forward-looking information relating, but not limited to: the continued listing of the Company's common shares; the Company's ability to achieve compliance with TSX’s listing requirements; the exploration of possible listing alternatives; the Company's Phase II clinical trial with Eniluracil; and the Company’s future financing needs. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to vary, including but not limited to risks that: the Company is unable to gain compliance with applicable listing standards, maintain its listing on the TSX or secure an alternative listing; regulatory clinical and guideline developments may change; scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals; clinical results may not be replicated in actual patient settings; protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors; the available market for the Company's products will not be as large as expected; the Company's products will not be able to penetrate one or more targeted markets; revenues will not be sufficient to fund further development and clinical studies; the Company may not meet its future capital needs, and its ability to obtain additional funding; as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2011. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144